Exhibit 10.1

Program Year 2005

Stock Replacement Program

Summary of Program Terms

Program Objectives

•	Increase opportunity for Stericycle stock ownership
•	Provide an alternative means of deferring the tax obligation on incentive compensation

Program Overview

The Stock Option Replacement Program provides you an opportunity to defer current taxation into the future and to increase your ownership in Stericycle. This Program allows you to receive Stericycle non-qualified stock options in lieu of all or a portion of any cash bonus that Stericycle otherwise would pay you. If you elect to participate, you will receive an option to purchase $2.50 or more worth of Stericycle common stock for every $1 of your bonus that you elect to forego. The value of the Stericycle common stock is the fair market value at the date of the grant, which is the option strike price. For example, if you elect to forego $10,000 of your bonus under this Program, you will receive options to purchase, at the option strike price, a number of shares equal to $25,000 divided by the conversion price (the average closing price for the year) or, if lower, the fair market value at the date of the grant.

The Stock Option Replacement Program provides participants with an excellent opportunity to accumulate wealth if Stericycle stock performs well. A stock investment includes a potential for significant gain as well as an investment risk. The program is designed to provide a $2.50 for $1 or greater replacement ratio or premium for risk because if you participate you will be trading potentially cash for uncertain investment gain. With the $2.50 for $1 or greater replacement ratio, your potential for gain depends on whether Stericycle stock performs well. However, your risk is that Stericycle stock may not appreciate and you may not recover the amount of your cash bonus given up or match the earnings you could have received under an alternative investment.

Enrollment

ENCLOSED ELECTION FORM MUST BE COMPLETED AND RETURNED AS INDICATED ON THE FORM. THIS FORM MUST BE COMPLETED AND RETURNED EVEN IF YOU ELECT NOT TO PARTICIPATE.

Program Design

•	Participants may elect to replace up to 100% of their cash bonuses (if any) (minimum of $1,000) with Stericycle non-qualified stock options

•	Eligibility: Grade level S11 and above as approved by Board of Directors

•	Replacement ratio, or premium for risk, is $2.50 or more for options to purchase Stericycle common stock for every $1 of cash bonus foregone.

•	Conversion price: will be the average closing price of Stericycle stock for the year or, the fair market value (the closing price) on the day of the option grant

•	Option strike price: will be the fair market value (the closing price) of Stericycle stock on the day of the option grant.

•	Participants forego all or a portion of their cash bonuses (before any withholding that would have been taken out) to receive stock options. Generally, a participant will be taxed at ordinary income rates on the option gain upon exercise of the stock options. Upon sale of the shares, any additional gain or loss will be taxed as a capital gain or loss if the requisite holding period under the tax law is met.

•	An election to participate in this Program must be made by the election deadline to avoid constructive receipt and securities law restrictions. Election is irrevocable and cannot be changed by the participant after the election deadline.

•	Participants vest in the stock options immediately.

•	Option term: 10 years – participants have 10 years from date of grant to exercise options.

In the event of death, disability, resignation, retirement, or other termination of employment (other than termination for cause), the stock option remains exercisable until the end of the 10-year option term.

Any stock options you elect to receive will be issued under any available Stericycle Stock Option Plan and the terms of that respective Plan and related Option Agreement will apply to your stock option.